Exhibit (h)(xiii)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

April 30, 2018

Jeremy Deems, Chairman

ALPS Variable Investment Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Variable Investment Trust (the “Trust”) – ALPS | Alerian Energy Infrastructure Portfolio (the “Portfolio”)

Dear Mr. Deems:

This letter confirms the agreement by ALPS Advisors, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Portfolio. To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A, exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage commissions, taxes and extraordinary expenses) exceed 0.80% for each of the Class I and III shares of the Portfolio, the Adviser will reduce the fee payable with respect to the Portfolio to the extent of such excess and/or shall reimburse the Portfolio (or Class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each Class of the Portfolio in the same manner as the underlying expenses or fees were allocated.

ALPS will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

The Adviser agrees that the above fee waivers and reimbursements for the Portfolio are effective through at least April 29, 2019. The Portfolio’s fee waiver/expense reimbursement arrangements with the Adviser permit the Adviser to recapture only if any such recapture payments do not cause the Portfolio’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture.

ALPS ADVISORS, INC.

By:	/s/ Jeremy Held
Name:	Jeremy Held
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer